Exhibit 99.1

Treace Medical Concepts Reports Fourth Quarter and Full-Year 2023 Financial Results and Provides 2024 Guidance

PONTE VEDRA, Fla. – February 27, 2024 – Treace Medical Concepts, Inc. (“Treace” or the “Company”) (NasdaqGS: TMCI), a medical technology company driving a fundamental shift in the surgical treatment of bunions and related midfoot deformities through its flagship Lapiplasty® and Adductoplasty® Procedures, today reported financial results for the fourth quarter and full year ended December 31, 2023 and provided 2024 guidance.

Recent Highlights

•
Revenue of $62.2 million in fourth quarter 2023 increased 25% over the same period in 2022; Revenue of $187.1 million for full-year 2023 increased 32% compared to prior year and was above the high end of previously provided revenue guidance range of $182 million to $186 million
•
Blended average revenue per Lapiplasty® procedure kit sold in fourth quarter 2023 was $6,437, a record high and 9% increase over the same period in 2022; Full-year 2023 blended average revenue per Lapiplasty® procedure kit of $6,306 increased 10% over 2022
•
Gross margin of 81.6% in fourth quarter 2023 and 81.2% for full-year 2023
•
Substantial new active surgeon additions of 164 in fourth quarter 2023 and 468 for the full-year 2023 – ended the year with 2,855 active surgeons, a 20% increase compared to the prior year and 29% of the estimated 10,000 U.S. surgeons performing bunion surgery
•
Ended fourth quarter 2023 with 227 direct quota carrying sales representatives, a 35% increase over year-end 2022 and 82% revenue contribution in fourth quarter 2023
•
Initiated commercialization of several new technologies, including the SpeedPlate™ fixation platform, Micro-Lapiplasty™ System and Hammertoe Fixation System
•
Presented three-year interim data from ALIGN3D™ clinical study at the 2024 American College of Foot and Ankle Surgeons Annual Scientific Conference demonstrating sustained, positive results post-Lapiplasty® 3D correction
•
Patent portfolio expands to 57 granted U.S. patents, with an additional 16 patents worldwide and 80 pending U.S. patent applications

“I am very pleased with the significant efforts of the Treace team to serve our customers and patients and successfully execute our plans throughout 2023,” said John T. Treace, CEO, Founder and Board Member of Treace. “Our results demonstrate the underlying strength and effectiveness of our strategic investments into our direct sales channel, targeted R&D initiatives, and direct-to-consumer programs. As the fastest growing company in foot and ankle, and with continued strong additions to our surgeon base, increasing productivity of our direct sales channel and a robust pipeline of new technologies fueling our commercial momentum, I’m confident that we have the right strategies in place to continue to deliver industry-leading growth and profitably scale our business in 2024 and beyond.”

Fourth Quarter 2023 Financial Results

Revenue for the fourth quarter of 2023 was $62.2 million, representing an increase of 25% compared to $49.8 million in the fourth quarter of 2022. The increase was driven by an increased number of Lapiplasty® procedure kits sold as a result of an expanded surgeon customer base, increased utilization and higher

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blended average selling prices due to increased adoption of the Company’s newer technologies and expanding portfolio of complementary products.

Gross profit for the fourth quarter of 2023 was $50.7 million, representing an increase of 25% compared to a gross profit of $40.7 million in the fourth quarter of 2022. Gross margin totaled 81.6% in the fourth quarter of 2023, compared to 81.9% in fourth quarter of 2022, primarily due to changes in product mix and an increase in overhead costs due to headcount to support the growing business, partially offset by lower royalty rates and a decrease in inventory provisions.

Total operating expenses were $57.5 million in the fourth quarter of 2023, compared to total operating expenses of $44.2 million in the fourth quarter of 2022. Increased operating expenses in the fourth quarter of 2023 reflect strategic investments in the Company’s expanding direct sales channel, investments in product innovation, increased capacity requirements, as well as support for other commercial initiatives.

Fourth quarter 2023 net loss attributable to common stockholders was ($6.3) million, or ($0.10) per share, compared to ($4.4) million, or ($0.08) per share, for the same period of 2022. Fourth quarter adjusted net loss was ($6.3) million, or ($0.10) per share, compared to ($4.4) million, or ($0.08) per share for the same period of 2022. Adjusted EBITDA was $2.6 million in the fourth quarter of 2023 compared to a loss of ($0.5) million for the same period in 2022. See below for additional information and a reconciliation of non-GAAP financial information.

Full-Year 2023 Financial Results

Revenue for the full-year 2023 was $187.1 million, representing an increase of 32% compared to $141.8 million in 2022. This increase was driven by an increased number of Lapiplasty® procedure kits sold as a result of an expanded surgeon customer base and higher blended average selling prices due to increased adoption of the Company’s newer technologies and expanding product line.

Gross profit for the full-year 2023 was $151.9 million, representing an increase of 31% compared to a gross profit of $116.3 million in 2022. Gross margin was 81.2% in 2023, compared to 82.0% in 2022. The decrease in gross margin was primarily due to changes in product mix, an increase in inventory provisions, and an increase in overhead costs due to headcount to support the growing business, partially offset by lower royalty rates.

Total operating expenses were $203.4 million in 2023, compared to total operating expenses of $151.2 million in 2022. Increased operating expenses in 2023 reflect increased investments in commercial initiatives as well as other G&A investments supporting the growing business.

Full-year 2023 net loss attributable to common stockholders was ($49.5) million, or ($0.81) per share, compared to ($42.8) million, or ($0.77) per share, in 2022. Full-year 2023 adjusted net loss was ($49.5) million, or ($0.81) per share, compared to ($38.3) million, or ($0.69) per share for the same period of 2022. Adjusted EBITDA was a loss of ($24.4) million in 2023, compared to a loss of ($25.0) million in 2022. See below for additional information and a reconciliation of non-GAAP financial information.

Cash, cash equivalents, marketable securities and investment receivable totaled $126.2 million as of December 31, 2023. The Company believes it has sufficient balance sheet strength and flexibility to continue aggressively executing on its strategic investments and growth initiatives for the foreseeable future.

Financial Outlook

Treace expects revenue for the full-year 2024 to be $220 million to $225 million, which represents approximately 18% to 20% growth over full-year 2023 revenue.

The Company expects to make significant progress towards Adjusted EBITDA breakeven for full-year 2024 and anticipates Adjusted EBITDA to improve approximately 50% compared to full-year 2023.

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An investor presentation for the Company’s fourth quarter and full-year 2023 financial results is available in the "Investors" section of Treace's website at investors.treace.com.

Webcast and Conference Call Details

Treace will host a conference call today, February 27, 2024, at 4:30 p.m. ET to discuss its fourth quarter and full-year 2023 financial results. Investors interested in listening to the conference call may do so by registering. Once registered, participants will receive dial-in numbers and a unique pin to join the call and ask questions. The live webcast of the conference call will be available on the Investor Relations section of the Company’s website at investors.treace.com. The webcast will be archived on the website following the completion of the call.

Use of Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, this earnings release presents Adjusted EBITDA, which the Company defines as net loss before depreciation and amortization expense, interest income, interest expense, taxes, share-based compensation expense, acquisition-related costs and debt extinguishment loss. As of March 31, 2023, in its calculation of Adjusted EBITDA, the Company began subtracting interest income from net loss as interest income is significant for the full-year 2023. Prior period results for Adjusted EBITDA have been updated to be consistent with the updated presentation as described above. This earnings release also presents net loss attributable to common stockholders excluding the debt extinguishment loss on an aggregate and per share basis (“Adjusted Net Loss”). Non-GAAP financial measures such as Adjusted EBITDA and Adjusted Net Loss are presented in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management uses these non-GAAP financial measures to evaluate the Company’s operating performance and trends, as well as for making planning decisions. The Company believes that Adjusted EBITDA and Adjusted Net Loss helps to identify underlying trends in the Company’s business that may otherwise be masked by the effect of the income and expenses and other items that it excludes in its calculation of Adjusted EBITDA and Adjusted Net Loss. Accordingly, the Company believes these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the Company’s operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by the Company’s management in their financial and operational decision-making. The Company also presents these non-GAAP financial measures because it believes investors, analysts and rating agencies consider them to be a useful metrics in measuring the Company’s performance against other companies and its ability to meet its debt service obligations.

There are limitations related to the use of non-GAAP financial measures such as Adjusted EBITDA and Adjusted Net Loss because they are not prepared in accordance with GAAP, may exclude significant income and expenses required by GAAP to be recognized in the Company’s financial statements, and may not be comparable to non-GAAP financial measures used by other companies. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, the Company’s belief that it has the right strategies in place to continue to deliver industry-leading foot and ankle growth and profitably scale its business in 2024 and beyond; the Company’s belief that it has sufficient balance sheet strength and flexibility to continue aggressively executing on its strategic investments and growth initiatives for the foreseeable future; the Company’s revenue guidance and revenue growth rates for full-year 2024; and the Company’s expectation of significant progress in Adjusted EBITDA

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for full-year 2024 compared to 2023 and expected rate of Adjusted EBITDA improvement. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results or other events to differ materially from those contemplated in this press release can be found in the Risk Factors section of Treace’s public filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 8, 2023, and its Annual Report on Form 10-K for the year ended December 31, 2023, which is expected to be filed with the SEC on February 27, 2024, and its subsequent SEC filings. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of their date and, except to the extent required by law, the Company undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise. The Company’s results for the quarter and year ended December 31, 2023 are not necessarily indicative of its operating results for any future periods.

Internet Posting of Information

Treace routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.treace.com. The Company encourages investors and potential investors to consult the Treace website regularly for important information about Treace.

About Treace Medical Concepts

Treace Medical Concepts, Inc. is a medical technology company with the goal of advancing the standard of care for the surgical management of bunion and related midfoot deformities. Bunions are complex 3-dimensional deformities that originate from an unstable joint in the middle of the foot and affect approximately 67 million Americans, of which Treace estimates 1.1 million are annual surgical candidates. Treace has pioneered and patented the Lapiplasty® 3D Bunion Correction® System – a combination of instruments, implants, and surgical methods designed to surgically correct all 3 planes of the bunion deformity and secure the unstable joint, addressing the root cause of the bunion and helping patients get back to their active lifestyles. To further support the needs of bunion patients, Treace has introduced its Adductoplasty® Midfoot Correction System, designed for reproducible surgical correction of the midfoot as well as its Hammertoe PEEK Fixation System designed to address hammertoe, claw toe and mallet toe deformities. The Company continues to expand its footprint in the foot and ankle market with the introduction of its SpeedPlate™ Rapid Compression Implants, an innovative fixation platform with broad versatility across Lapiplasty® and Adductoplasty® procedures, as well as other common bone fusion procedures of the foot. For more information, please visit www.treace.com.

To learn more about Treace, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Contacts:

Treace Medical Concepts, Inc.

Julie Dewey, IRC

Chief Communications & Investor Relations Officer

jddewey@treace.com | 209-613-6945

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Treace Medical Concepts, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenue	$62,212	$49,769	$187,118	$141,838
Cost of goods sold	11,469	9,021	35,181	25,532
Gross profit	50,743	40,748	151,937	116,306
Operating expenses
Sales and marketing	39,924	30,090	140,894	104,567
Research and development	4,152	3,749	15,440	13,584
General and administrative	13,449	10,406	47,031	32,999
Total operating expenses	57,525	44,245	203,365	151,150
Loss from operations	(6,782)	(3,497)	(51,428)	(34,844)
Interest income	1,709	753	6,726	1,313
Interest expense	(1,304)	(1,311)	(5,167)	(4,398)
Debt extinguishment loss	—	—	—	(4,483)
Other income, net	96	(357)	342	(403)
Other non-operating income (expense), net	501	(915)	1,901	(7,971)
Net loss	$(6,281)	$(4,412)	$(49,527)	$(42,815)

Other comprehensive income (loss)
Unrealized gain (loss) on marketable securities	$311	$(27)	$190	$(27)
Comprehensive loss	$(5,970)	$(4,439)	$(49,337)	$(42,842)

Net loss per share attributable to common stockholders, basic and diluted	$(0.10)	$(0.08)	$(0.81)	$(0.77)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	61,699,336	55,558,364	60,852,153	55,276,834

Note: A change in presentation has been made within the Statement of Operations and Comprehensive Loss for the three months and twelve months ended December 31, 2022, reclassifying $0.7 million and $2.0 million of surgical instrument expense from cost of goods sold to sales and marketing expense to conform with the current year’s presentation. Please refer to supplemental materials related to quarterly 2022 results available on the Company’s investor relations website.

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Treace Medical Concepts, Inc.

Balance Sheets

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$12,982	$19,473
Marketable securities, short-term	110,216	61,779
Accounts receivable, net of allowance for doubtful accounts of $980 and $735 as of December 31, 2023 and December 31, 2022, respectively	38,063	29,196
Inventories	29,245	19,330
Prepaid expenses and other current assets	7,853	3,624
Total current assets	198,359	133,402
Property and equipment, net	22,298	15,338
Intangible assets, net of accumulated amortization of $475 and $0 as of December 31, 2023 and December 31, 2022, respectively	9,025	—
Goodwill	12,815	—
Operating lease right-of-use assets	9,264	10,138
Other non-current assets	146	146
Total assets	$251,907	$159,024
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$11,835	$8,668
Accrued liabilities	10,458	6,216
Accrued commissions	10,759	7,356
Accrued compensation	7,549	7,666
Other liabilities	4,432	339
Total current liabilities	45,033	30,245
Long-term debt, net of discount of $992 and $1,289 as of December 31, 2023 and December 31, 2022, respectively	53,008	52,711
Operating lease liabilities, net of current portion	15,891	15,539
Other long-term liabilities	37	—
Total liabilities	113,969	98,495
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of December 31, 2023 and December 31, 2022; 0 shares issued and outstanding as of December 31, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 61,749,654 issued and outstanding as of December 31, 2023; 300,000,000 shares authorized; 55,628,208 issued and outstanding as of December 31, 2022	62	55
Additional paid-in capital	271,973	145,221
Accumulated deficit	(134,247)	(84,720)
Accumulated other comprehensive (loss) income	163	(27)
Treasury stock, at cost; 1,218 and 0 shares as of December 31, 2023 and December 31, 2022	(13)	—
Total stockholders’ equity	137,938	60,529
Total liabilities and stockholders’ equity	$251,907	$159,024

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Treace Medical Concepts, Inc.

Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(49,527)	$(42,815)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	5,352	2,133
Provision for allowance for doubtful accounts	434	411
Share-based compensation expense	17,352	8,111
Non-cash lease expense	2,461	2,522
Amortization of debt issuance costs	297	244
Gain on fair value adjustment to derivative liability	—	(173)
Debt extinguishment loss	—	4,483
Loss on impairment of long-lived assets	—	346
Accretion (amortization) of discount (premium) on marketable securities, net	(1,406)	(126)
Other, net	205	25
Net changes in operating assets and liabilities, net of acquisitions:
Accounts Receivable	(9,301)	(11,039)
Inventory	(9,848)	(8,769)
Prepaid expenses and other assets	(1,210)	(668)
Other non-current assets	—	(146)
Other liabilities	(119)	3,076
Accounts payable	3,167	4,612
Accrued liabilities	7,528	7,125
Other, net	40	—
Net cash used in operating activities	(34,575)	(30,648)

Cash flows from investing activities
Purchases of available-for-sale marketable securities	(169,865)	(63,409)
Sales and maturities of available-for-sale marketable securities	120,024	1,729
Purchases of property and equipment	(11,458)	(14,838)
Acquisition, net of cash acquired	(20,000)	—
Net cash used in investing activities	(81,299)	(76,518)

Cash flows from financing activities
Proceeds from interest bearing term debt	—	49,651
Proceeds from interest bearing revolving debt	—	3,850
Debt issuance costs	—	(989)
Payments on interest bearing debt	—	(33,893)
Proceeds from issuance of common stock from public offering, net of issuance costs and underwriting discount of $7.5 million and $10.6 million	107,527	—
Proceeds from exercise of employee stock options	1,869	2,187
Taxes from withheld shares	(13)	—
Net cash provided by financing activities	109,383	20,806
Net decrease in cash and cash equivalents	(6,491)	(86,360)
Cash and cash equivalents at beginning of period	19,473	105,833
Cash and cash equivalents at end of period	$12,982	$19,473

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,167	$4,398
Operating lease right-of-use assets obtained in exchange for new lease liabilities	$—	$15,300
Operating lease right-of-use asset and lease liability adjustment due to lease incentive	$(22)	$3,615
Noncash investing activities:
Unrealized (gains) losses on marketable securities	$(190)	$27
Unsettled matured marketable security and receivable from broker	$3,000	$—
Noncash portion of internally developed software	$(11)	$—

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Treace Medical Concepts, Inc.

Reconciliation of GAAP Net Loss to Adjusted Net Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net loss	$(6,281)	$(4,412)	$(49,527)	$(42,815)
Adjustment:
Debt extinguishment loss	—	—	—	4,483
Adjusted net loss	$(6,281)	$(4,412)	$(49,527)	$(38,332)
Per share
Net loss	$(0.10)	(0.08)	(0.81)	(0.77)
Adjustment:
Debt extinguishment loss	—	—	—	0.08
Adjusted net loss	$(0.10)	$(0.08)	$(0.81)	$(0.69)
Weighted average common shares outstanding per share attributable to common stockholders, basic and diluted	61,699,336	55,558,364	60,852,153	55,276,834

Treace Medical Concepts, Inc.

Reconciliation of GAAP Net Loss to EBITDA & Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net loss	$(6,281)	$(4,412)	$(49,527)	$(42,815)
Adjustments:
Interest income	(1,709)	(753)	(6,726)	(1,313)
Interest expense	1,304	1,311	5,167	4,398
Taxes	—	—	—	—
Depreciation & Amortization	1,769	917	5,352	2,133
EBITDA	$(4,917)	$(2,937)	$(45,734)	$(37,597)
Share-based compensation expense	5,872	2,470	17,352	8,111
Acquisition-related costs	1,674	—	3,996	—
Debt extinguishment loss	—	—	—	4,483
Adjusted EBITDA	$2,629	$(467)	$(24,386)	$(25,003)

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